UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): August 15, 2007

MILLIPORE CORPORATION

(Exact name of registrant as specified in its charter)

MASSACHUSETTS	001-09781 (0-1052)	04-2170233
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

290 Concord Road, Billerica, Massachusetts 01821

(Address of Principal Executive Offices) (Zip Code)

Registrant’s Telephone number, including area code: (978) 715-4321

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)

Kathleen B. Allen stepped down as Chief Financial Officer (principal financial officer) of Millipore Corporation (the “Company”), effective on August 15, 2007. Ms. Allen will continue to serve the Company as a corporate vice president until February 18, 2008.

We previously disclosed the circumstances of this transition in our Current Report on Form 8-K filed with the SEC on May 2, 2007.

(c) , (e)

Charles F. Wagner, Jr. assumed the role of Chief Financial Officer (principal financial officer) of the Company on August 15, 2007.

Effective on August 15, 2007, the Company issued to Mr. Wagner options to purchase 2,931 shares of the Company’s common stock (the “Options”) and 1,026 restricted stock units denominated in shares of the Company’s common stock (“RSUs”) under the Company’s Amended and Restated 1999 Stock Incentive Plan (the “Equity Plan”), a copy of which has been previously filed as an exhibit to our Quarterly Report on Form 10-Q for the fiscal quarter ended July 2, 2005. The grants will be covered by separate award agreements the forms of which we have previously filed with the SEC.

The Options are non-qualified stock options and vest in one-quarter increments on each of the first four anniversaries of the grant date, or earlier upon certain events, subject to Mr. Wagner’s continuing employment on those dates. The options have a ten-year term and have an exercise price per share of $73.10, the fair market value of the Company’s common stock at the close of the date prior to the grant (August 14, 2007).

The RSUs vest in their entirety on August 15, 2010, or earlier upon certain events, subject to Mr. Wagner’s continuing employment on those dates. Vested RSUs result in the delivery to the recipient of one share of the Company’s common stock per vested unit, or cash measured by the value of the stock, subject to adjustment under the Equity Plan.

Other required items of disclosure regarding Mr. Wagner were provided in our Current Report on Form 8-K filed with the SEC on May 2, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MILLIPORE CORPORATION

/s/ Jeffrey Rudin
Jeffrey Rudin
Vice President and General Counsel

Date: August 17, 2007